                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Caliber Learning Network, Inc.

    We have audited the accompanying balance sheets of Caliber Learning
Network, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caliber Learning
Network, Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As discussed in Note 15 to the financial statements, the Company has a deficiency of working capital of $662,672 at December 31, 2000 and has incurred operating losses since inception. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans to address this matter are also described in Note 15. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ Ernst & Young LLP

Baltimore, Maryland
February 14, 2001
except for Note 16, as to which the date is March 26, 2001

                         CALIBER LEARNING NETWORK, INC.
                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 25,923,169   $  7,578,511
  Accounts receivable, net of allowance of $3,727,944 in
    1999 and $294,949 in 2000...............................     3,727,637      4,139,010
  Receivable from related party.............................     2,000,000        750,000
  Prepaid expenses and other current assets.................       114,524        189,152
                                                              ------------   ------------
Total current assets........................................    31,765,330     12,656,673
Property and equipment:
  Furniture and fixtures....................................     3,059,913      3,386,818
  Computer equipment and software...........................    18,823,316     21,833,837
  Leasehold improvements....................................    10,628,772     10,644,187
                                                              ------------   ------------
                                                                32,512,001     35,864,842
  Accumulated depreciation and amortization.................   (11,384,337)   (19,032,924)
                                                              ------------   ------------
                                                                21,127,664     16,831,918
Other assets................................................       391,183        385,855
                                                              ------------   ------------
Total assets................................................  $ 53,284,177   $ 29,874,446
                                                              ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  4,443,697   $  2,865,559
  Payable to Sylvan.........................................     2,961,809          4,716
  Current portion of note payable to Sylvan.................            --      2,936,000
  Accrued dividends payable.................................        73,720      1,471,278
  Current portion of deferred tenant allowances.............       375,846        358,842
  Current portion of capital lease obligations due to
    related party...........................................     4,715,227      5,682,950
                                                              ------------   ------------
Total current liabilities...................................    12,570,299     13,319,345

Note payable to Sylvan, less current portion................            --      4,214,000

Deferred tenant allowances, less current portion............     1,190,757        839,389
Capital lease obligations due to related party, less current
  portion...................................................     9,059,318      5,247,502
Commitments and contingencies...............................            --             --
7.5% Series A Redeemable Convertible Preferred Stock, $.01
  par value; authorized shares of 225,000; issued and
  oustanding shares of 150,000 in 1999......................    15,152,807             --

Stockholders' equity:
  7.5% Series B Redeemable Convertible Preferred Stock, $.01
    par value; authorized shares--500,000; issued and
    oustanding shares of 110,000 in 2000; liquidation
    preference of $100 per share aggregating $11,000,000....            --          1,100
  7.5% Series A-2 Redeemable Convertible Preferred Stock,
    $.01 par value; authorized shares--225,000; issued and
    oustanding shares 150,000 in 2000; liquidation
    preference of $100 per share plus accrued interest
    aggregating $16,337,558.................................            --          1,500
  6% Non-Voting Convertible Preferred Stock, $.01 par value;
    authorized shares of 5,167,328; issued and outstanding
    shares of 5,167,328 in 1999 and 2000....................        51,674         51,674
  Common stock, $.01 par value; authorized shares-
    50,000,000; issued and oustanding shares of 12,443,797
    in 1999 and 12,595,282 in 2000..........................       124,438        125,953
  Additional paid-in capital................................    81,606,725    106,547,799
  Accumulated deficit.......................................   (66,471,841)  (100,473,816)
                                                              ------------   ------------
Total stockholders' equity..................................    15,310,996      6,254,210
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $ 53,284,177   $ 29,874,446
                                                              ============   ============

   The accompanying notes are an integral part of these financial statements.

                         CALIBER LEARNING NETWORK, INC.
                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1998           1999           2000
                                                      ------------   ------------   ------------
Revenues:
  Service fee revenue...............................  $ 13,348,828   $ 20,055,383   $ 18,337,993
  Service fee revenue from related party............            --      2,000,000      1,750,000
  Management fee from Sylvan........................     2,066,250      3,977,366        816,578
                                                      ------------   ------------   ------------
                                                        15,415,078     26,032,749     20,904,571
Cost and expenses:
  Operating expenses................................    24,256,603     27,626,288     25,663,122
  Management fees to Sylvan.........................     2,000,000      2,000,000      1,845,024
  Other selling, general and administrative
    expenses........................................    18,157,203     18,556,641     27,632,150
                                                      ------------   ------------   ------------
                                                        44,413,806     48,182,929     55,140,296
Other income (expense):
  Other income......................................            --             --        600,000
  Interest income...................................     1,571,078      1,348,787        665,712
  Interest expense..................................    (1,396,864)    (1,440,628)    (1,031,962)
                                                      ------------   ------------   ------------
                                                           174,214        (91,841)       233,750
                                                      ------------   ------------   ------------
Net loss............................................   (28,824,514)   (22,242,021)   (34,001,975)
Dividends accrued on preferred stock................      (314,409)      (266,507)    (1,244,751)
                                                      ------------   ------------   ------------
Net loss attributable to common stockholders........  $(29,138,923)  $(22,508,528)  $(35,246,726)
                                                      ============   ============   ============
Basic and diluted loss per common share attributable
  to common stockholders............................  $      (2.61)  $      (1.82)  $      (2.82)
                                                      ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                         CALIBER LEARNING NETWORK, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                     SERIES A-2    SERIES A-1     SERIES B        NON-
                                     REDEEMABLE    REDEEMABLE    REDEEMABLE      VOTING
                                     CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CLASS A    CLASS B
                                      PREFERRED     PREFERRED     PREFERRED     PREFERRED     COMMON     COMMON     COMMON
                                        STOCK         STOCK         STOCK         STOCK       STOCK      STOCK      STOCK
                                     -----------   -----------   -----------   -----------   --------   --------   --------
Balance at January 1, 1998.........  $        --   $        --   $        --     $    --     $38,300    $51,674    $    --
Issuance of 18,750 shares of Class
  A common stock...................           --            --            --          --         188         --         --
Conversion of 3,848,736 shares of
  Class A common stock into
  3,848,736 shares of common
  stock............................           --            --            --          --     (38,488)        --     38,488
Conversion of 5,167,328 shares of
  Class B common stock into
  5,167,328 shares of 6% Non-Voting
  Convertible Preferred Stock......           --            --            --      51,674          --    (51,674)        --
Conversion of 2,442,513 shares of
  Series B Redeemable Convertible
  Preferred Stock into 2,442,513
  shares of common stock...........           --            --            --          --          --         --     24,425
Conversion of 1,227,393 shares of
  Series B Redeemable Junior
  Convertible Preferred Stock into
  1,227,393 shares of common
  stock............................           --            --            --          --          --         --     12,274
Payment of stock subscription......           --            --            --          --          --         --         --
Issuance of 4,775,000 shares of
  common stock.....................           --            --            --          --          --         --     47,750
Proceeds from exercise of stock
  options..........................           --            --            --          --          --         --         60
Loss for the year ended December
  31, 1998.........................           --            --            --          --          --         --         --
Dividends on 6% Non-Voting
  Convertible Preferred Stock and
  8% Series A Convertible Preferred
  Stock............................           --            --            --          --          --         --         --
                                     -----------   -----------   -----------     -------     -------    -------    --------
Balance at December 31, 1998.......           --            --            --      51,674          --         --    122,997
Proceeds from exercise of stock
  options..........................           --            --            --          --          --         --         45
Proceeds from sale of 139,624
  shares under the employee stock
  purchase program.................           --            --            --          --          --         --      1,396
Loss for the year ended December
  31, 1999.........................           --            --            --          --          --         --         --
Dividends on 6% Non-Voting
  Convertible Preferred Stock and
  7.5% Series A Redeemable
  Convertible Preferred Stock......           --            --            --          --          --         --         --
                                     -----------   -----------   -----------     -------     -------    -------    --------
Balance at December 31, 1999.......           --            --            --      51,674          --         --    124,438
Proceeds from exercise of stock
  options..........................           --            --            --          --          --         --        271
Exchange of 150,000 shares of
  Series A Redeemable
Convertible Preferred Stock for
  150,000 shares of Series A-1
  Redeemable Convertible Preferred
  Stock............................           --         1,500            --          --          --         --         --
Exchange of 150,000 shares of
  Series A-1 Redeemable Convertible
  Preferred Stock for 150,000
  shares of Series A-2 Redeemable
  Convertible Preferred Stock......        1,500        (1,500)           --          --          --         --         --
Issuance of 110,000 shares of
  Series B Redeemable Convertible
  Preferred Stock..................           --            --         1,100          --          --         --         --
Proceeds from sale of 124,413
  shares under the employee stock
  purchase program.................           --            --            --          --          --         --      1,244
Loss for the year ended December
  31, 2000.........................           --            --            --          --          --         --         --
Dividends on 6% Non-Voting
  Convertible Preferred Stock, and
  7.5% Series A-1 Redeemable
  Convertible Preferred Stock......           --            --            --          --          --         --         --
                                     -----------   -----------   -----------     -------     -------    -------    --------
Balance at December 31, 2000.......  $     1,500   $        --   $     1,100     $51,674     $    --    $    --    $125,953
                                     ===========   ===========   ===========     =======     =======    =======    ========


                                      ADDITIONAL                                       TOTAL
                                       PAID-IN      SUBSCRIPTION    ACCUMULATED    STOCKHOLDERS'
                                       CAPITAL       RECEIVABLE       DEFICIT         EQUITY
                                     ------------   ------------   -------------   -------------
Balance at January 1, 1998.........  $  9,179,334   $(5,364,358)   $ (15,405,306)  $(11,500,356)
Issuance of 18,750 shares of Class
  A common stock...................       149,812            --               --        150,000
Conversion of 3,848,736 shares of
  Class A common stock into
  3,848,736 shares of common
  stock............................            --            --               --             --
Conversion of 5,167,328 shares of
  Class B common stock into
  5,167,328 shares of 6% Non-Voting
  Convertible Preferred Stock......            --            --               --             --
Conversion of 2,442,513 shares of
  Series B Redeemable Convertible
  Preferred Stock into 2,442,513
  shares of common stock...........     9,975,575            --               --     10,000,000
Conversion of 1,227,393 shares of
  Series B Redeemable Junior
  Convertible Preferred Stock into
  1,227,393 shares of common
  stock............................     1,287,726            --               --      1,300,000
Payment of stock subscription......            --     5,364,358               --      5,364,358
Issuance of 4,775,000 shares of
  common stock.....................    61,384,472            --               --     61,432,222
Proceeds from exercise of stock
  options..........................         7,448            --               --          7,508
Loss for the year ended December
  31, 1998.........................            --            --      (28,824,514)   (28,824,514)
Dividends on 6% Non-Voting
  Convertible Preferred Stock and
  8% Series A Convertible Preferred
  Stock............................      (314,409)           --               --       (314,409)
                                     ------------   ------------   -------------   ------------
Balance at December 31, 1998.......    81,669,958            --      (44,229,820)    37,614,809
Proceeds from exercise of stock
  options..........................        47,495            --               --         47,540
Proceeds from sale of 139,624
  shares under the employee stock
  purchase program.................       155,779            --               --        157,175
Loss for the year ended December
  31, 1999.........................            --            --      (22,242,021)   (22,242,021)
Dividends on 6% Non-Voting
  Convertible Preferred Stock and
  7.5% Series A Redeemable
  Convertible Preferred Stock......      (266,507)           --               --       (266,507)
                                     ------------   ------------   -------------   ------------
Balance at December 31, 1999.......    81,606,725            --      (66,471,841)    15,310,996
Proceeds from exercise of stock
  options..........................        31,932            --               --         32,203
Exchange of 150,000 shares of
  Series A Redeemable
Convertible Preferred Stock for
  150,000 shares of Series A-1
  Redeemable Convertible Preferred
  Stock............................    14,998,500            --               --     15,000,000
Exchange of 150,000 shares of
  Series A-1 Redeemable Convertible
  Preferred Stock for 150,000
  shares of Series A-2 Redeemable
  Convertible Preferred Stock......            --            --               --             --
Issuance of 110,000 shares of
  Series B Redeemable Convertible
  Preferred Stock..................    10,975,600            --               --     10,976,700
Proceeds from sale of 124,413
  shares under the employee stock
  purchase program.................       179,793            --               --        181,037
Loss for the year ended December
  31, 2000.........................            --            --      (34,001,975)   (34,001,975)
Dividends on 6% Non-Voting
  Convertible Preferred Stock, and
  7.5% Series A-1 Redeemable
  Convertible Preferred Stock......    (1,244,751)           --               --     (1,244,751)
                                     ------------   ------------   -------------   ------------
Balance at December 31, 2000.......  $106,547,799   $        --    $(100,473,816)  $  6,254,210
                                     ============   ============   =============   ============

   The accompanying notes are an integral part of these finanical statements.

                         CALIBER LEARNING NETWORK, INC.
                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1998           1999           2000
                                                      ------------   ------------   ------------
OPERATING ACTIVITIES
Net loss............................................  $(28,824,514)  $(22,242,021)  $(34,001,975)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization.....................     4,207,032      6,788,822      7,648,587
  Negative amortization of capital lease obligations
    charged to interest expense.....................       968,216             --             --
  Amortization of deferred tenant allowances
    recorded as a reduction of rent expense.........      (176,109)      (389,325)      (368,372)
  Changes in operating assets and liabilities:
    Accounts receivable, net........................    (4,939,055)     1,228,818       (411,373)
    Receivable from related party...................            --     (2,000,000)     1,250,000
    Prepaid expenses and other current assets.......      (177,640)       122,304        (74,628)
    Accounts payable and accrued expenses...........     2,464,579        (86,318)    (1,578,138)
    Payable to related party........................     1,345,776      1,616,033      4,192,907
    Management fee payable to Sylvan................    (2,880,500)            --             --
    Interest payable to Sylvan......................      (301,784)            --             --
                                                      ------------   ------------   ------------
Net cash used in operating activities...............   (28,313,999)   (14,961,687)   (23,342,992)
INVESTING ACTIVITIES
Purchases of property and equipment.................    (6,866,873)    (2,804,930)    (2,756,359)
Proceeds from sale-leaseback of property and
  equipment.........................................       540,690             --      1,341,050
Purchases of available-for-sale securities..........    (8,254,174)            --             --
Proceeds from sale of available-for-sale
  securities........................................            --      8,254,174             --
Proceeds from deferred tenant allowances............     2,070,022         54,586             --
Change in other assets..............................      (102,852)        (8,450)         5,328
                                                      ------------   ------------   ------------
Net cash (used in) provided by investing
  activities........................................   (12,613,187)     5,495,380     (1,409,981)
FINANCING ACTIVITIES
Issuance of common stock in initial public offering,
  net of offering costs of $738,278.................    61,432,222             --             --
Repayments of loan from Sylvan......................    (3,000,000)            --             --
Issuance of Class A common stock....................       150,000             --             --
Issuance of Series A Redeemable Convertible
  Preferred Stock, net of offering costs of
  $53,700...........................................            --     14,946,300             --
Issuance of Series B Redeemable Convertible
  Preferred Stock, net of offering costs of
  $23,300...........................................            --             --     10,976,700
Proceeds from exercise of stock options.............         7,508         47,540         32,203
Proceeds from purchase of shares under the employee
  stock purchase program............................            --        157,175        181,037
Payment of subscription receivable..................     5,364,358             --             --
Payment of accrued dividends on preferred stock.....    (1,210,689)       (85,000)            --
Payment of capital lease obligations................    (1,787,852)    (3,555,340)    (4,781,625)
                                                      ------------   ------------   ------------
Net cash provided by financing activities...........    60,955,547     11,510,675      6,408,315
                                                      ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents.......................................    20,028,361      2,044,368    (18,344,658)
Cash and cash equivalents, beginning of year........     3,850,440     23,878,801     25,923,169
                                                      ------------   ------------   ------------
Cash and cash equivalents, end of year..............  $ 23,878,801   $ 25,923,169   $  7,578,511
                                                      ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                         CALIBER LEARNING NETWORK, INC.
                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The Company was founded in 1996 by Sylvan Learning Systems, Inc. ("Sylvan") and MCI WorldCom, Inc. ("MCI") to provide learning services to corporations and universities using the Internet, telecommunications and multimedia technology within a network of specially equipped classroom facilities.

    Currently, the Company is a leading provider of e-learning infrastructure and services to major corporations in support of their strategic initiatives. The Company has developed a proprietary technology platform that connects large numbers of enterprise constituents, including employees, suppliers, customers and business partners to enable the delivery of targeted, timely information. The Company's focus is on the enterprise learning needs of Global 2000 corporations located in the United States and internationally.

    RECLASSIFICATION

    Certain amounts in the accompanying 1999 financial statements have been reclassified to conform to the presentation used in 2000.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed for owned assets using the straight-line method over the estimated useful lives of the assets. Assets capitalized under capital leases are amortized using the straight-line method over the lesser of the lease terms or the estimated useful lives of the assets.

    DEFERRED TENANT ALLOWANCES

    Payments made by landlords to the Company as incentives under operating leases are recorded as liabilities and recognized as reductions in rental expense ratably over the terms of the leases.

    REVENUE RECOGNITION

    Revenue is generated primarily from learning services provided to corporations, graduate level learning courses, hourly classroom rental and related services. Revenue from learning courses and training events is recognized over the contract period as the events are delivered. Services unrelated to learning courses or training events are recognized in the period the services are provided. The Company also generates revenue from hourly classroom rental, which is recognized when the service is provided.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Management fees under an agreement with Sylvan to manage certain computer-based certification centers were calculated based on a fixed amount per month, plus an additional fee per test delivered above a specified number of test examinations. These fees were recognized as revenue upon delivery of the examination. In
March 2000, the Company assigned its rights and responsibilities under this agreement to an independent third party.

    ADVERTISING

    Costs of advertising are expensed as incurred. Advertising expense totaled $4,071,549, $2,012,240 and $1,826,140 in 1998, 1999 and 2000, respectively.

    STOCK OPTIONS GRANTED TO EMPLOYEES

    The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement
No. 123") encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement No. 123 requires the disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not elected. The Company has supplementally disclosed in these financial statements the required pro forma information as if the fair value method had been elected.

    IMPACT OF ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement, which is required to be adopted in January 2001, provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. Management does not anticipate that the adoption of the new Statement will have an effect on the financial position or results of operations of the Company.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. The Company has adopted the provision of SAB No. 101 in its financial statements for the fiscal year ending December 31, 2000. The adoption of this pronouncement did not have any impact on the Company's financial position or results of operations.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

2. LOSS PER SHARE

    The following table sets forth the computation of basic and diluted loss per share:

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1998           1999           2000
                                                      ------------   ------------   ------------
Numerator:
  Net loss..........................................  $(28,824,514)  $(22,242,021)  $(34,001,975)
  Preferred stock dividends.........................      (314,409)      (266,507)    (1,244,751)
                                                      ------------   ------------   ------------
  Net loss attributable to common stockholders......  $(29,138,923)  $(22,508,528)  $(35,246,726)
                                                      ============   ============   ============
Denominator:
  Weighted average number of shares of common stock
    outstanding during the period...................    11,127,121     12,338,195     12,497,433
  Shares of common stock issued for a nominal
    value...........................................        50,643             --             --
                                                      ------------   ------------   ------------
Denominator for loss per share......................    11,177,764     12,338,195     12,497,433
                                                      ============   ============   ============
Basic and diluted loss per share....................  $      (2.61)  $      (1.82)  $      (2.82)
                                                      ============   ============   ============

    Basic loss per share is based upon the average number of shares of common stock outstanding during each period. As required by the Securities and Exchange Commission in Staff Accounting Bulletin No. 98, all securities issued by the Company for a nominal value have been included in the computations as if they were outstanding for all periods prior to the Company's initial public offering of common stock in May 1998.

    Diluted loss per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation the result would be anti-dilutive. These potentially dilutive securities consist of convertible preferred stocks, warrants and stock options.

3. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                               1998         1999        2000
                                                            -----------   ---------   ---------
Non-cash investing and financing activities:
  Equipment acquired under capital lease..................  $13,400,271   $ 716,178   $ 596,482
  Dividends accrued on 7.5% Series A, 7.5% Series A-1
    Redeemable Convertible Preferred Stock and
    6% Non-Voting Convertible Preferred Stock.............      314,409     266,507   1,244,751
  Interest paid...........................................    1,788,176   1,440,628   1,031,962

4. TRANSACTIONS WITH SYLVAN AND ITS AFFILIATES

    Effective May 1, 1997, the Company entered into an agreement with Sylvan to manage the operations of certain certification centers located throughout the United States which administer computer-based tests for major corporations, professional associations and government agencies. Revenues under this agreement are classified in the accompanying statements of operations as management fee from Sylvan.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

4. TRANSACTIONS WITH SYLVAN AND ITS AFFILIATES (CONTINUED)
The Company's obligations under this agreement terminated in March 2000 after Caliber assigned the agreement to an independent third party.

    During all periods presented, the Company purchased under a Management and Facility Use Agreement with Sylvan specified management, accounting and administrative services. In addition, this agreement provides for the use by the Company of certain office space under lease to Sylvan. Annual management fees in 1998, 1999 and 2000 were $2,000,000, $2,000,000 and $1,845,024, respectively.

    The Company utilizes a centralized disbursement function managed by Sylvan. During 1998, 1999 and 2000, Sylvan paid certain amounts on behalf of the Company related to payroll and other expenses. Amounts payable to Sylvan related to these transactions were $1,345,776, $2,961,809 and $7,154,716 at December 31, 1998, 1999 and 2000, respectively.

    In February 2001, the Company signed a $7,150,000 promissory note with Sylvan due March 31, 2004 as consideration for this amount payable to Sylvan. The accompanying balance sheet at December 31, 2000 has been reclassified to present the obligation to Sylvan in accordance with its contractual payment terms. The note bears interest at 15% per annum and is payable in installments consisting of (i) $1,000,000 upon signing the note, (ii) $736,000 on March 31, 2001, (iii) three quarterly payments of $400,000 commencing June 30, 2001, (iv) eight quarterly payments of $500,000 in 2002 and 2003, and (v) a final payment of $214,000 on March 31, 2004. The interest rate of 15% per annum consists of a cash component equal to 8% per annum payable quarterly and a component which accrues and is payable at maturity equal to 7% of principal. The promissory note is secured by a lien on all of the Company's assets.

    In connection with the issuance of a note to Sylvan in February 2001, the Company granted Sylvan warrants to purchase 240,000 shares of common stock at an exercise price of $3.50 per share. One half of the warrants vested upon the signing of the note, and the remaining half vest on December 31, 2001.

    During the third quarter of 1999, the Company entered into a Course Conversion and Hosting Agreement with LeapIT.com, LLC, an affiliate of Sylvan. For the years ended December 31, 1999 and 2000, service fee revenue from related party in the accompanying statements of operations includes $2,000,000 and $1,750,000, respectively, of revenues from LeapIT.com, LLC. In addition, $2,000,000 and $750,000 is included as a receivable from related party in the accompanying balance sheets at December 31, 1999 and 2000, respectively, related to this agreement. The Company provided consulting and other services under this agreement, which was concluded in 2000.

5. CAPITAL LEASES

    MCI WorldCom, a stockholder of the Company, provided an aggregate of $20.0 million in lease financing guaranties for the purchase of furniture and equipment.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

5. CAPITAL LEASES (CONTINUED)
    Property and equipment includes the following amounts for leases that have been capitalized at December 31, 2000:

Furniture and fixtures......................................  $   632,265
Computer equipment and software.............................   16,029,332
Leasehold improvements......................................    3,338,403
                                                              -----------
                                                               20,000,000
Less: accumulated amortization..............................  (11,308,419)
                                                              -----------
                                                              $ 8,691,581
                                                              ===========

    Amortization of leased assets is included in depreciation and amortization expense.

    Future minimum payments under capital lease obligations consist of the following at December 31, 2000:

2001........................................................  $ 6,490,340
2002........................................................    3,820,404
2003........................................................    1,717,184
2004........................................................      171,908
                                                              -----------
Total minimum lease payments................................   12,199,836
Amounts representing interest...............................   (1,269,384)
                                                              -----------
Present value of net minimum lease payments (including
  current portion of $5,682,950)............................  $10,930,452
                                                              ===========

6. INITIAL PUBLIC OFFERING AND RECAPITALIZATION

    In May 1998, the Company completed an initial public offering of its Common Stock. The net proceeds to the Company from the sale of the 4,500,000 shares of Common Stock offered therein were approximately $58.1 million. Also during May 1998, the underwriters of the initial public offering exercised their over-allotment option in full. The net proceeds to the Company from this sale of an additional 275,000 shares of its Common Stock was approximately
$3.6 million.

    The initial public offering of Common Stock met the criteria for the automatic conversion of the outstanding 8% Series A Redeemable Convertible Preferred Stock and Series B Redeemable Junior Convertible Preferred Stock into Common Stock and the repayment of all accrued and unpaid dividends on the 8% Series A Redeemable Convertible Preferred Stock.

    Additionally, the Company completed a recapitalization effective upon closing of the initial public offering referred to above. The Company's charter was amended to authorize a single class of Common Stock, $0.01 par value, for which all shares of Class A Common Stock were exchanged on a share-for-share basis, and a series of 6% Non-Voting Convertible Preferred Stock, for which all shares of Class B Common Stock were exchanged on a share-for-share basis.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

7. PREFERRED STOCK

    The Company has three series of Preferred Stock outstanding at December 31, 2000, 6% Non-Voting Convertible Preferred Stock, 7.5% Series A-2 Redeemable Convertible Preferred Stock and 7.5% Series B Redeemable Convertible Preferred Stock.

    Each share of the 6% Non-Voting Convertible Preferred Stock issued in connection with the 1998 recapitalization described in Note 6 is convertible into one share of common stock at the option of the holder at any time after May 2000. Dividends of $60,000 per year are cumulative and were first payable in May 1999.

    In October 1999, the Company issued 150,000 shares of 7.5% Series A Redeemable Convertible Preferred Stock ("Series A") for a total aggregate purchase price of $15.0 million. In September 2000, all of the holders of the Company's outstanding Series A Redeemable Convertible Preferred Stock exchanged their shares for a like number of shares of a new series of preferred stock designated as Series A-1 Redeemable Convertible Preferred Stock ("Series A-1"). On December 29, 2000, all of the holders of the Company's outstanding
Series A-1 Redeemable Convertible Preferred Stock exchanged their shares for a like number of shares of a new series of preferred stock designated as Series A-2 Redeemable Convertible Preferred Stock ("Series A-2") due to a change in conversion rights. On December 29, 2000, the Company also issued 110,000 shares of 7.5% Series B Redeemable Convertible Preferred Stock ("Series B") for a total aggregate purchase price of $11.0 million. The Series A-2 and Series B were issued with the following terms:

    REDEMPTION RIGHTS

    The Series A-2 and Series B are redeemable in whole on October 31, 2005 and June 30, 2005, respectively. Both series are redeemable in cash or common stock at the option of the Company and have a redemption amount of $100 per share plus all accrued and unpaid dividends.

    CONVERSION RIGHTS

    The Series A-2 and Series B are convertible into Common Stock at the option of the holder at any time. The Series A-2 and Series B are convertible at a converison price of $3.50 per share. Both series will be adjusted to provide for certain subsequent issuances of Common Stock which would result in dilution.

    DIVIDENDS

    The holders of both series are entitled to receive quarterly cumulative dividends at a rate of 7.5% per annum. The first dividend payment dates on the Series A-2 and Series B are December 31, 2000 and March 31, 2001, respectively. Accrued dividends may be payable at the election of the Company in cash or additional shares.

    LIQUIDATION

    Both series have a preference on liquidation equal to $100 per share plus all accrued and unpaid dividends. The Series B has preference in liquidation over Series A-2.

    VOTING RIGHTS

    Both Series have substantially the same voting rights as the number of shares of Common Stock into which they can be converted.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

8. WARRANT AND SHARES RESERVED FOR FUTURE ISSUANCE

    The Company at December 31, 2000 has reserved 3,514,068 shares of common stock for future issuance upon the exercise of stock options eligible for granting or previously granted under the 1997 and 1998 Plans and under other grants made to certain executives, 4,681,303 shares of common stock issuable upon the conversion of the 7.5% Series A-2 Redeemable Convertible Preferred Stock, 8,571,429 shares of common stock issuable upon the conversion of the 7.5% Series B Redeemable Convertible Preferred Stock assuming the issuance of
$30.0 Million in 7.5% Series B Redeemable Convertible Preferred Stock at an initial conversion price of $3.50, 5,167,328 shares of common stock issuable upon the conversion of the 6% Non-Voting Convertible Preferred Stock and 400,000 shares issuable under the Employee Stock Purchase Plan.

    In addition, a warrant to purchase 1,193,573 shares of common stock for $3.169 per share was outstanding at December 31, 2000. This warrant expires on November 22, 2006.

9. STOCK COMPENSATION PLAN

    Effective April 30, 1997, the Company adopted the Caliber Learning
Network, Inc. 1997 Stock Option Plan (the "1997 Plan") which is administered by the Board of Directors. The 1997 Plan provides for the granting of either qualified or non-qualified options to purchase an aggregate of up to 1,227,400 shares of Common Stock to eligible employees, officers, and consultants of the Company. Effective February 17, 1998, the Company terminated the 1997 Plan except in respect to awards outstanding as of that date.

    Effective February 17, 1998, the Company adopted the Caliber Learning Network, Inc. 1998 Stock Incentive Plan (the "1998 Plan") which is administered by the Board of Directors. The 1998 Plan provides for the granting of either qualified or non-qualified options to purchase an aggregate of up to 1,416,603 shares of Common Stock to eligible employees, officers, directors and consultants of the Company.

    During 2000, the Company granted options to purchase 1,200,000 shares of Common Stock to certain executives of the Company. These grants were not made pursuant to the 1997 Plan or the 1998 Plan, but were specifically approved by the Board of Directors.

    A summary of the Company's stock option activity, and related information for the years ended December 31, 1998, 1999 and 2000 is as follows:

                                                           YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------------------------------
                                      1998                           1999                           2000
                          ----------------------------   ----------------------------   ----------------------------
                          NUMBER OF   WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE
                           OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                          ---------   ----------------   ---------   ----------------   ---------   ----------------
Outstanding, beginning
  of year...............  1,070,047        $1.07         1,176,399        $2.21         1,043,744        $2.81
Granted.................    206,165         7.62           118,500         5.20         2,184,000         3.01
Excercised..............     (6,994)        1.07           (45,276)        1.05           (28,298)        1.18
Forfeited...............    (92,819)        1.05          (205,879)        1.42          (294,209)        2.59
                          ---------        -----         ---------        -----         ---------        -----
Outstanding, end of
  year..................  1,176,399        $2.21         1,043,744        $2.81         2,905,237        $3.00
                          =========        =====         =========        =====         =========        =====
Excercisable at end
  of year...............    195,420                        339,514                        457,294
                          =========                      =========                      =========

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

9. STOCK COMPENSATION PLAN (CONTINUED)
    During 2000, the Company granted options to purchase common stock when the quoted market price of common stock was equal to or less than the exercise price of the granted options. The following table summarizes the weighted-average fair values and exercise prices of granted stock options during 2000:

                                                WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                 EXERCISE PRICE       FAIR VALUE
                                                ----------------   ----------------
Market price equal to exercise price on grant
  date........................................       $2.94              $2.81
Market price less than exercise price on grant
  date........................................        3.00               1.47

    Options granted in 1998 and 1999 had a fair value at the date of grant of $2.74 and $3.56, respectively.

    Exercise prices for options outstanding as of December 31, 2000 ranged from $1.02 to $14.31 as follows:

                                     WEIGHTED-AVERAGE     WEIGHTED-AVERAGE                     WEIGHTED-AVERAGE
                                     EXCERCISE PRICES   REMAINING CONTRACTUAL                  EXERCISE PRICES
RANGE OF EXERCISE        OPTIONS        OF OPTIONS         LIFE OF OPTIONS        OPTIONS         OF OPTIONS
PRICES                 OUTSTANDING     OUTSTANDING           OUTSTANDING        EXCERCISABLE     EXCERCISABLE
-----------------      -----------   ----------------   ---------------------   ------------   ----------------
$1.02-$2.44..........     746,737         $ 1.11                 6.83             412,394           $ 1.08
$3.00-$3.88..........   1,932,000         $ 3.00                 9.79               2,000           $ 3.00
$4.12-$5.38..........     158,000         $ 4.67                 9.00              15,500           $ 5.23
$8.00-$14.31.........      68,500         $13.42                 7.49              27,400           $12.93

    To determine the pro forma data required by Statement No. 123, the Company used option pricing models to measure the fair value of options at the date of grant. For all option grants prior to May 5, 1998 (the initial public offering date), the Company used the minimum value method to calculate pro forma compensation expense. For all grants after May 5, 1998, the Company used the Black-Scholes option pricing model.

    The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payment, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 5.5%, the dividend yield was estimated to be 0% and the expected life of granted options varied from one to five years depending upon the vesting period.

    Options valued using the Black-Scholes option pricing model assumed the following: risk-free interest rate of 5.5% in 1998, 1999 and 2000, dividend yields of 0% in 1998, 1999 and 2000, volatility factors of the expected market price of the Company's common stock of 1.04 in 1998, .792 in 1999 and 1.186 in 2000 and an expected life of the granted options of one to five years, depending on the vesting period.

    The Black-Scholes option pricing model and other models were developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

9. STOCK COMPENSATION PLAN (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss attributable to common stockholders was $29.3 million, $22.7 million and $36.0 million for the years ended December 31, 1998, 1999 and 2000, respectively. Pro forma basic and diluted loss per share attributable to common stockholders was $(2.62), $(1.84) and $(2.88) for the years ended December 31, 1998, 1999 and 2000, respectively.

10. INCOME TAXES

    At December 31, 2000, the Company had net operating loss carryforwards for income tax purposes of approximately $93.9 million, which will begin to expire in 2011. Income tax regulations contain provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including changes in ownership interest.

    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                      DECEMBER 31
                                                        ---------------------------------------
                                                           1998          1999          2000
                                                        -----------   -----------   -----------
Net operating loss carryforwards......................  $14,719,056   $22,606,186   $36,262,432
Start-up costs capitalized for tax purposes...........      182,850       129,330            --
Allowance for doubtful accounts.......................    1,033,471     1,439,732       104,043
Deferred revenue......................................       93,396       123,629       160,727
Book over tax depreciation............................      869,386     1,096,037     2,030,958
Other.................................................      114,118       162,143        73,051
                                                        -----------   -----------   -----------
  Total deferred tax assets...........................   17,012,277    25,557,057    38,631,211
                                                        -----------   -----------   -----------
  Total deferred tax liabilities......................       34,339        21,402            --
                                                        -----------   -----------   -----------
Net future income tax benefit.........................   16,977,938    25,535,655    38,631,211
Valuation allowance for deferred tax assets...........  (16,977,938)  (25,535,655)  (38,631,211)
                                                        -----------   -----------   -----------
Net deferred tax assets...............................  $        --   $        --   $        --
                                                        ===========   ===========   ===========

    The reconciliation of the reported income tax benefit to the amount that would result by applying the U.S. federal statutory tax rate to the reported net loss is as follows:

                                                                      DECEMBER 31
                                                        ----------------------------------------
                                                           1998          1999           2000
                                                        -----------   -----------   ------------
Tax benefit at U.S. federal statutory rate............  $(9,800,335)  $(7,562,287)  $(11,560,672)
Effect of permanent differences.......................       11,910        32,151         36,007
State income taxes....................................   (1,331,693)   (1,027,581)    (1,570,891)
Increase in valuation allowance.......................   11,120,118     8,557,717     13,095,556
                                                        -----------   -----------   ------------
  Total...............................................  $        --   $        --   $         --
                                                        ===========   ===========   ============

11. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company maintains an allowance for losses on receivables

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

11. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK (CONTINUED) based on the collectibility of all amounts owed. The Company generally does not require collateral for trade receivables. At December 31, 2000, 36% of accounts receivable was due from two customers.

12. OPERATING LEASES

    The Company conducts all of its operations from leased facilities under operating leases that have terms of up to ten years and generally contain renewal options and rental escalation clauses. The rental payments under certain leases are based on minimum fixed rentals plus a percentage of revenues earned at the location.

    Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 2000:

2001........................................................  $3,113,049
2002........................................................   2,996,842
2003........................................................   2,066,184
2004........................................................   1,420,965
2005........................................................     386,747
Thereafter..................................................          --
                                                              ----------
Total.......................................................  $9,983,787
                                                              ==========

    The Company incurred rent expense of $5,194,910, $5,148,566 and $4,330,739 in 1998, 1999 and 2000, respectively.

13. DEFINED CONTRIBUTION RETIREMENT PLAN

    Employees of the Company are eligible to participate in a defined contribution retirement plan sponsored by Sylvan. The provisions of the plan allow for voluntary employee contributions, subject to certain annual limitations, and discretionary contributions by the employer, which are allocated to eligible participants based upon compensation. All employees are eligible after meeting certain age and service requirements. The Company made contributions of $30,337, $85,852 and $102,888 for the years ended December 31, 1998, 1999 and 2000, respectively.

14. BUSINESS SEGMENT INFORMATION

    DESCRIPTION OF SEGMENTS

    The Company provides high-quality continuing education and training services. Prior to the first quarter of 2000, the Company operated in three distinct operating segments--Academic, Corporate and Other Products and Services. During the first quarter of 2000, the Company changed the manner in which it manages its operations and reports the activities of those operations. The Company is now organized into two distinct operating segments--Corporate and Other Products and Services. A description of each segment is provided below.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

14. BUSINESS SEGMENT INFORMATION (CONTINUED)
    CORPORATE SEGMENT

    The Company markets its network to Global 2000 corporations, as a solution to their corporate communications, professional development and training needs. The Company makes its network available to corporations to provide nationwide distribution of corporate communications, professional development and training programs. In addition, the Company has partnered with universities having national reputations in various fields of expertise to market content to corporations.

    OTHER PRODUCTS AND SERVICES SEGMENT

    The Company's Other Products and Services Segment principally consist of training services and test administration services, as well as a developing portfolio of solutions designed to maximize the revenue generating capabilities of its network and achieve the fullest possible utilization of the network infrastructure and Company personnel.

    MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

    The Company evaluates the performance of its operating segments and allocates resources based on an internally defined measure of operating income. Operating income is defined as revenue less certain direct costs that are directly attributable to the activities of the operating segment. These direct costs include labor, production and delivery costs to develop and facilitate various programs. Costs associated with the facilities used for test administration services are included in the direct costs of the Other Products and Services segment. Unallocated expenses, consisting principally of Caliber center operating expenses and depreciation and amortization expense are not directly attributable to the operating segments and are not allocated. The Company does not allocate assets to its reportable segments as assets are not specifically attributable to any particular segment. Accordingly, asset information by reportable segment is not presented. The accounting policies used by the reportable segments are the same as those used by the Company as described in Note 1 of the financial statements. There are no significant intersegment sales or transfers.

    FACTORS MANAGEMENT USES TO IDENTIFY THE COMPANY'S REPORTABLE SEGMENTS

    The Company's reportable segments are business lines that offer distinct products and services. The segments are managed separately as they have different customer bases.

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

14. BUSINESS SEGMENT INFORMATION (CONTINUED)
    The following table sets forth information on the Company's reportable segments:

                                               YEAR ENDED DECEMBER 31, 1998
                                        ------------------------------------------
                                                      OTHER PRODUCTS
                                         CORPORATE     AND SERVICES       TOTAL
                                        -----------   --------------   -----------
Revenues..............................  $11,518,107    $ 3,896,971     $15,415,078
Direct costs..........................    5,178,406      5,306,519      10,484,925
                                        -----------    -----------     -----------
Segment operating income (loss).......  $ 6,339,701    $(1,409,548)    $ 4,930,153
                                        ===========    ===========     ===========

                                               YEAR ENDED DECEMBER 31, 1999
                                        ------------------------------------------
                                                      OTHER PRODUCTS
                                         CORPORATE     AND SERVICES       TOTAL
                                        -----------   --------------   -----------
Revenues..............................  $17,199,385     $8,833,364     $26,032,749
Direct costs..........................    4,941,712      5,205,890      10,147,602
                                        -----------     ----------     -----------
Segment operating income..............  $12,257,673     $3,627,474     $15,885,147
                                        ===========     ==========     ===========

                                               YEAR ENDED DECEMBER 31, 2000
                                        ------------------------------------------
                                                      OTHER PRODUCTS
                                         CORPORATE     AND SERVICES       TOTAL
                                        -----------   --------------   -----------
Revenues..............................  $15,609,142     $5,295,429     $20,904,571
Direct costs..........................    5,589,046      1,345,730       6,934,776
                                        -----------     ----------     -----------
Segment operating income..............  $10,020,096     $3,949,699     $13,969,795
                                        ===========     ==========     ===========

    The following table reconciles the reported information on segment direct costs to total operating expenses as reported in the statement of operations for the year ended December 31, 1998, 1999 and 2000:

                                           1998          1999          2000
                                        -----------   -----------   -----------
Segment direct costs..................  $10,484,925   $10,147,602   $ 6,934,776
Fixed costs
  Depreciation and amortization.......    4,207,032     6,788,822     7,648,587
  Unallocated center operating
    expenses..........................    9,564,646    10,689,864    11,079,759
                                        -----------   -----------   -----------
Operating expenses....................  $24,256,603   $27,626,288   $25,663,122
                                        ===========   ===========   ===========

                         CALIBER LEARNING NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 2000

14. BUSINESS SEGMENT INFORMATION (CONTINUED)
    The following table reconciles the reported information on segment operating income to net loss as reported in the statements of operations for the year ended December 31, 1998, 1999 and 2000:

                                          1998           1999           2000
                                      ------------   ------------   ------------
Segment operating income............  $  4,930,153   $ 15,885,147   $ 13,969,795
Unallocated operating expenses:
  Sales and marketing...............    (8,621,042)    (9,745,788)   (14,687,173)
  Depreciation and amortization.....    (4,207,032)    (6,788,822)    (7,648,587)
  Center operating expenses.........    (9,564,646)   (10,689,864)   (11,079,759)
General and administrative
  expenses..........................    (9,536,161)    (8,810,853)   (12,944,977)
Management fee payable to Sylvan....    (2,000,000)    (2,000,000)    (1,845,024)
Other income (expense)..............       174,214        (91,841)       233,750
                                      ------------   ------------   ------------
Net loss............................  $(28,824,514)  $(22,242,021)  $(34,001,975)
                                      ============   ============   ============

    Substantially all of the revenues and assets of the Company's reportable segments are located in the United States. The Company had one customer in the Corporate Segment that represented 29% of revenues for the year ended
December 31, 2000.

15. GOING CONCERN

    The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. As of December 31, 2000, the Company had cash and cash equivalents of $7,578,511 and a working capital deficiency of $662,672. The Company believes that its cash will be sufficient to meet its obligations in the ordinary course of business into May 2001. The Company is currently seeking additional long-term financing to provide for its anticipated cash needs until cash flows from operations are sufficient to sustain the growth of the business. Management believes that sufficient capital can be obtained to support planned operations through December 31, 2001. However, there can be no assurance that the Company will be able to obtain this financing on acceptable terms.

16. SUBSEQUENT EVENTS

    In March 2001, the Company issued 40,000 shares of 7.5% Series B Redeemable Convertible Preferred Stock for a total aggregate purchase price of $4.0 million. The terms are the same as described in Note 7 for the Series B Redeemable Convertible Preferred Stock issued in December 2000.

    In March 2001, the Company acquired all of the outstanding stock of Fulcrum Information Services, Inc. ("Fulcrum"), an established provider of high-level content and services for corporations and professional services firms for an initial cash purchase price of $1.0 million. The acquisition was accounted for using the purchase method of accounting. In addition, variable amounts of contingent consideration also are payable to Fulcrum's selling shareholders if specified levels of earnings are achieved in 2001 and 2002, payable in common stock. The Company will record the contingent consideration as goodwill when the contingencies are resolved and the additional consideration is payable.